Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES FIRST QUARTER 2009 RESULTS

Toronto, Ontario, May 7, 2009 - SunOpta Inc. (“SunOpta” or “the Company”) (NASDAQ:STKL; TSX:SOY), a leading global company focused on natural, organic and specialty foods and natural health products, today announced financial results for the first quarter ended March 31, 2009. All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

For the first three months of 2009, the Company realized its 46th consecutive quarter of increased revenues versus the same quarter in the previous year. Revenues in the first quarter of 2009 were $232.1 million versus first quarter 2008 revenues of $230.4 million. These results reflect an $8.4 million increase in revenues from the SunOpta Food Group, offset by declines in revenue in non-core businesses of $6.7 million.

The main driver of the increase in revenues in the first quarter of 2009 as compared to the 2008 first quarter in the SunOpta Food Group was the positive contribution in the quarter of the April 2008 acquisition of The Organic Corporation, offset by year over year foreign exchange rate changes versus the U.S. dollar and the impact of declines in commodity prices that have a direct correlation on selling prices, totaling $15.9 million. Revenues in the first quarter were impacted by a number of factors related to the economic downturn combined with significant inventory de-leveraging that has been reported from consumers through retailers, branded product suppliers and food manufacturers.

For the first quarter of 2009, the Company realized a loss of ($1.7) million or ($0.03) per diluted common share versus earnings of $1.5 million or $0.02 per diluted common share in the first quarter of 2008. These results include an unfavorable pre-tax increase in foreign exchange loss of $1.0 million versus the first quarter of 2008 plus $2.4 million of additional pre-tax costs which were realized during the first quarter of 2009.

Adjusted earnings1 for the first quarter of 2009 were ($0.1) million or $0.00 per diluted common share after adjusting for the additional pre-tax costs of $2.4 million which were incurred during the quarter and are expected to provide significant future benefits to the Company. During the quarter the Company incurred approximately $1.0 million pre-tax in start-up costs related to its Modesto soymilk processing and packaging facility which is scheduled to begin production in mid to late May 2009. The Company also incurred pre-tax severance and related costs of approximately $0.7 million within a number of its operating segments as it continues to position these operations for improved future performance. Also during the quarter the Company incurred pre-tax costs of approximately $0.4 million investing in new packaging, new formulations and new products intended to revitalize a number of company owned natural health products brands. These new products are expected to come to the market during the second quarter of 2009 and are expected to drive incremental volumes and contribution going forward.

1 Adjusted earnings is not a GAAP measure. SunOpta believes adjusted earnings (adjusted for the impact of the professional fees and severance costs incurred in relation to the investigation and related activities, additional start up and operational costs plus the non-cash charges for goodwill impairment and tax valuation allowances) provides useful information to understand the underlying performance of the business and as a result these items have been adjusted. A reconciliation of this non-GAAP measure to GAAP is included on the last page of this release.

Segment operating income2 for the first quarter of 2009 reflects a loss of ($0.4) million as compared to income of $5.4 million in the first quarter of 2008, reflecting positive segment operating income in core Food Group operations, offset by the combined effect of losses in non-core businesses and Corporate costs. Segment operating income reflects reduced volumes and margins due in part to inventory de-leveraging and current economic conditions, unfavourable foreign exchange and the impact of the additional costs that were incurred in the quarter.

At March 31, 2009 the Company’s balance sheet reflects a current working capital ratio of 1.70 to 1.00, long-term debt to equity ratio of 0.48 to 1.00 and total debt to equity ratio of 0.83 to 1.00. The Company has total assets of $573.7 million and a net book value of $3.42 per outstanding share.

During the three month period ended March 31, 2009, cash utilized to fund working capital decreased $7.0 million versus the first quarter of 2008, indicative of efforts to reduce working capital, especially inventories, across the Company. Net cash utilized by operating activities of $4.5 million reflects a small improvement versus cash utilized in the three month period ended March 31, 2008. Cash and short-term investments were $23.9 million at the end of the quarter versus $24.8 million at December 31, 2008. During the first quarter of 2009, the Company reduced net long-term debt by $3.3 million as compared to a net increase of $5.1 million in the first quarter of 2008.

The Company has reached an agreement with its lending syndicate to extend the term on its operating facilities, scheduled for renewal on June 30, 2009, through to December 31, 2009. As part of this agreement the Company has negotiated a waiver of financial covenants for the first quarter of 2009 and amended certain covenants for the balance of the fiscal year. The Company has started the process to convert its current operating lines to facilities which will provide more flexibility and better utilize the Company’s strong asset base, and is targeting to complete this process no later than the end of the current fiscal year.

Consistent with the Company’s efforts to meet best standards in corporate governance, the Board today approved certain changes to the Company’s Employee Stock Purchase Plan (“Plan”) to ensure compliance with recommendations made by the Risk Metrics Group, ISS Governance Services. In particular, the revised Plan now requires shareholder approval for matters relating to changes in employee contribution limits and to the discount factor applied to the exercise price.

Steve Bromley, President and Chief Executive Officer of SunOpta commented: “The Company’s primary focus for 2009 remains the improvement of operating margins and return on assets employed through working capital management and a tight focus on capital spending. The first quarter was marked by continued consumer uncertainty and market volatility resulting from the deterioration in global economic conditions. While market conditions were difficult, we have remained focused on numerous cost control, efficiency, product development and asset utilization initiatives that we believe will position the Company for improved returns. We remain confident that our core food operations are well positioned as interest in health and wellness continues to increase around the globe.”

2  Segment Operating Income is defined as “Earnings Before the Following” excluding the impact of “Other expense, net”.

As previously announced, as a result of uncertain and rapidly changing world-wide macroeconomic conditions, the Company has decided to take a cautious approach with regards to providing guidance, and in doing so has not provided specific revenue and earnings guidance for 2009. The Company will continue to provide updates when appropriate related to material changes in business affairs resulting from changes in the business and related economic conditions.

SunOpta will host a conference call at 10:00 am Eastern Time on Friday May 8, 2009 to discuss these results and recent corporate developments. The conference call can be accessed toll-free by dialing 1-866-322-1159 or 416-640-3404 followed by pass code 8639140#. Additionally, the call may be accessed via a link at the Company’s website at www.sunopta.com. A replay number can also be accessed between May 8th and May 18th with the toll-free dial-in number 1-888-203-1112 or 647-436-0148 followed by pass code 8639140#.

About SunOpta Inc.

SunOpta Inc. is an operator of high-growth ethical businesses, focusing on integrated business models in the natural and organic food and natural health markets. The Company has three business units: the SunOpta Food Group, which specializes in sourcing, processing and distribution of natural and organic food products integrated from seed through packaged products; Opta Minerals Inc. (TSX:OPM) (66.5% owned by SunOpta), a producer, distributor, and recycler of environmentally friendly industrial materials; and SunOpta BioProcess Inc. which engineers and markets proprietary steam explosion technology systems for the bio-fuel, pulp and food processing industries. Each of these business units has proprietary products and services that give it a solid competitive advantage in its sector.

Forward Looking Statements

Certain statements included in this press release may be considered “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, management’s expectations regarding future benefits of additional tax costs, intended revitalization of a number natural health products brands, incremental volumes and contribution, benefits of new banking arrangements as well as cost cutting and restructuring measures, and overall improved returns for 2009. The terms and phrases “expected”, “continues”, “intended”, “scheduled”, “future performance”, “will”, ‘targeting”, “positioned”, “remain focused”, “believe”, “confident” and other similar terms and phrases are intended to identify these forward looking statements. Forward looking statements are based on information available to us on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors the Company believes are appropriate in the circumstances including, but not limited to, general economic conditions, applicable tax legislation, consumer trends, preferences and spending patterns, product pricing levels, current customer demand, competitive intensity, cost rationalization, product development initiatives, supply contracts and discussions with the Company’s lenders to date. Whether actual timing and results will agree with expectations and predications of the Company is subject to many risks and uncertainties including, but not limited to, global economic conditions, consumer spending patterns, decreases in customer demand, potential failure of product development initiatives, availability and pricing of raw materials and supplies, potential refusal or inability of lenders to amend the Company’s credit facilities and/or continue to waive certain covenants and other risks described from time to time under “Risk Factors” in the Company’s Annual Report of Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized.

For further information, please contact:

SunOpta Inc.
Jeremy N. Kendall, Chairman
Steve Bromley, President & CEO
Eric Davis, Vice President & CFO
Tony Tavares, Chief Operating Officer
Susan Wiekenkamp, Information Officer
Tel: 905-455-2528, ext 103
susan.wiekenkamp@sunopta.com
Website: www.sunopta.com

SunOpta Inc.
Condensed Consolidated Statements of Operations
For the three month periods ended March 31, 2009 and 2008
(expressed in thousands of U.S. dollars)
(unaudited)

	March 31,	March 31,
	2009	2008
	$	$

Revenues	232,074	230,444	0.7%
Cost of goods sold	198,427	190,243	4.3%
Gross profit	33,647	40,201	-16.3%
Warehousing and distribution expenses	4,461	5,446	-18.1%
Selling, general and administrative expenses	26,852	27,811	-3.4%
Intangible amortization	1,431	1,258	13.8%
Other income, net	(186)	-	n/m
Foreign exchange loss	1,263	288	338.5%
(Loss) earnings before the following	(174)	5,398	-103.2%
Interest expense, net	2,871	2,900	-1.0%
(Loss) earnings before income taxes	(3,045)	2,498	-221.9%
(Recovery of) provision for income taxes	(1,066)	649	-264.3%
(Loss) earnings for the period	(1,979)	1,849	-207.0%
(Loss) earnings for the period attributable to non-controlling interests	(322)	363	-188.7%
(Loss) earnings for the period attributable to SunOpta Inc.	(1,657)	1,486	-211.5%

(Loss) earnings per share for the period
Basic	$(0.03)	$0.02
Diluted	$(0.03)	$0.02

SunOpta Inc.
Condensed Balance Sheet
As at March 31, 2009 and December 31, 2008
(expressed in thousands of U.S. dollars)
(unaudited)

	March 31,	December 31,
	2009	2008
	$	$
Assets

Current Assets
Cash and cash equivalents	7,405	24,755
Short-term investments	16,500	-
Accounts receivable	101,442	95,129
Inventories	190,435	200,689
Prepaid expenses and other current assets	14,267	14,448
Current income taxes recoverable	540	595
Deferred income taxes	4,558	493
	335,147	336,109

Property, plant and equipment	110,765	110,641
Goodwill	52,805	54,022
Intangible assets	60,676	63,161
Deferred income taxes	12,900	16,160
Other assets	1,384	954
	573,677	581,047

Liabilities

Current liabilities
Bank indebtedness	76,228	67,164
Accounts payable and accrued liabilities	100,968	106,989
Customer and other deposits	2,606	1,228
Other current liabilities	3,760	4,437
Current portion of long-term debt	13,266	12,174
Current portion of long-term liabilities	845	1,362
	197,673	193,354

Long-term debt	94,066	99,353
Long-term liabilities	4,858	5,017
Deferred income taxes	13,288	13,614
	309,885	311,338

Preferred shares of a subsidiary company	27,894	27,796

Equity
SunOpta Inc. Shareholders' Equity
Capital stock	178,056	177,858
64,692,661 common shares (2008 - 64,493,320)
Additional paid in capital	7,031	6,778
Retained earnings	39,252	40,909
Accumulated other comprehensive (loss) income	(2,922)	1,266
Total SunOpta Inc. Shareholders' Equity	221,417	226,811
Non-controlling interest	14,481	15,102
Total Equity	235,898	241,913
	573,677	581,047

SunOpta Inc.
Condensed Consolidated Statements of Cash Flows
For the three month periods ended March 31, 2009 and 2008
(expressed in thousands of U.S. dollars)
(unaudited)

	March 31,	March 31,
	2009	2008
	$	$

Cash provided by (used in)

Operating activities
(Loss) earnings for the period	(1,979)	1,849
Items not affecting cash
Amortization	4,731	4,378
Unrealized gain on foreign exchange	(525)	-
Deferred income taxes	(1,798)	488
Other	(475)	62
Changes in non-cash working capital	(4,474)	(11,427)
	(4,520)	(4,650)

Investing activities
Increase in short-term investment	(16,500)	-
Payment of deferred purchase consideration	(500)	(500)
Purchases of property, plant and equipment	(4,588)	(2,366)
Purchase of patents, trademarks and other intangible assets	(64)	(90)
Other	50	52
	(21,602)	(2,904)

Financing activities
Borrowings under long-term debt	716	13,075
Repayment of long-term debt	(4,019)	(7,957)
Increase in line of credit facilities	12,002	4,852
Proceeds from the issuance of common shares	198	219
Other	69	84
	8,966	10,273

Foreign exchange loss on cash held in a foreign subsidiary	(194)	(20)

(Decrease) increase in cash and cash equivalents during the period	(17,350)	2,699

Cash and cash equivalents - beginning of period	24,755	30,302

Cash and cash equivalents - end of period	7,405	33,001

SunOpta Inc.
Segmented Information
For the three month periods ended March 31, 2009 and 2008
(expressed in thousands of U.S. dollars)
(unaudited)

					Three Months Ended
					March 31, 2009
		SunOpta	Opta	SunOpta	Corporate
		Food Group	Minerals	BioProcess	Services	Consolidated
		$	$	$	$	$

Total revenues from external customers		217,336	14,725	13	-	232,074

Segment operating income (loss)		2,746	(752)	(758)	(1,596)	(360)

The SunOpta Food Group has the following segmented reporting:
					Three Months Ended
					March 31, 2009
	SunOpta			International
	Grains and	SunOpta	SunOpta	Sourcing &	SunOpta	SunOpta
	Foods	Ingredients	Fruit Group	Trading	Distribution	Food Group
	$	$	$	$	$	$

Total revenues from external customers	74,339	13,540	37,602	35,183	56,672	217,336

Segment operating income (loss)	3,935	822	(1,157)	(1,172)	318	2,746

					Three Months Ended
					March 31, 2008
		SunOpta	Opta	SunOpta	Corporate
		Food Group	Minerals	BioProcess	Services	Consolidated
		$	$	$	$	$

Total revenues from external customers		208,942	21,370	132	-	230,444

Segment operating income (loss)		6,228	2,004	(882)	(1,952)	5,398

The SunOpta Food Group has the following segmented reporting:
					Three Months Ended
					March 31, 2008
	SunOpta			International
	Grains and	SunOpta	SunOpta	Sourcing &	SunOpta	SunOpta
	Foods	Ingredients	Fruit Group	Trading	Distribution	Food Group
	$	$	$	$	$	$

Total revenues from external customers	72,555	16,948	37,168	12,729	69,542	208,942

Segment operating income (loss)	5,493	1,018	(4,068)	260	3,525	6,228

SunOpta Inc.
Non-GAAP Reconciliation
For the three month periods ended March 31, 2009 and 2008
(expressed in thousands of U.S. dollars)
(unaudited)

	For the Three Months Ended March 31,
	2009		2009	2008
	GAAP	Adjustments	Adjusted	Adjusted

Revenues	232,074	-	232,074	230,444
Cost of goods sold	198,427	(1,000)	197,427	190,243

Gross Profit	33,647	1,000	34,647	40,201

Warehousing and distribution expenses	4,461	-	4,461	5,446
Selling, general and administrative expense	26,852	(1,372)	25,480	26,443
Intangible asset amortization	1,431	-	1,431	1,258
Other income, net	(186)	-	(186)	-
Foreign exchange loss	1,263	-	1,263	288

(Loss) earnings before the following	(174)	2,372	2,198	6,766

Interest expense, net	2,871	-	2,871	2,900
(Loss) earnings before income taxes	(3,045)	2,372	(673)	3,866

(Recovery of) provision for income taxes	(1,066)	830	(236)	1,080

(Loss) earnings for the period	(1,979)	1,542	(437)	2,786

(Loss) earnings for the period attributable to non-controlling interests	(322)	-	(322)	363

(Loss) earnings for the period attributable to SunOpta Inc.	(1,657)	1,542	(115)	2,423

(Loss) earnings per share for the period
Basic	(0.03)	0.03	-	0.04
Diluted	(0.03)	0.03	-	0.04

	Three Months Ended		Three Months Ended
	March 31, 2009		March 31, 2008
		Impact on		Impact on
	Impact on (loss)	(recovery of)	Impact on (loss)	provision for
	earnings before	provision for	earnings before	(recovery of)
	income taxes	income taxes	income taxes	income taxes

Non-recurring start-up and operational costs	1,000	350	-	-
Cost of sales	1,000	350	-	-

Severance costs and related plant closure expenses	742	260	-	-
Up front marketing costs in support of brand re-launches	431	151	-	-
Professional fees incurred in relation to the internal investigation	199	70	1,368	431
Selling, general and administrative expense	1,372	480	1,368	431

Total adjustments	2,372	830	1,368	431